Exhibit 99.1

         Ibis Technology Corporation Comments on 2007 Outlook

    Timing of Future Orders Remains Difficult to Predict; Delay in
                            Orders Expected


    DANVERS, Mass.--(BUSINESS WIRE)--Dec. 19, 2006--Ibis Technology Corporation (Nasdaq NM: IBIS), the leading provider of SIMOX-SOI implantation equipment to the worldwide semiconductor industry, today commented on its outlook for implanter equipment orders for 2007.

    The Company had expected to book orders for one or more i2000 implanters during the first half of 2007. However, following recent discussions with our largest customer and others, the Company now believes that any implanter orders would come late in the second half of 2007. The Company believes that our customers have experienced delays in receiving additional SIMOX-SOI wafer orders from their customers, the users of SOI wafers for the manufacture of microprocessors.

    Commenting on the 2007 outlook and the potential for SIMOX-SOI, Company CEO Chuck McKenna said, "The timing of orders remains very difficult to predict because it is dependent on our customer's receipt of SIMOX-SOI wafer orders from their customers. While these delays are clearly a source of frustration, our long term view remains positive. Our strategy focuses on providing our i2000 oxygen implanters to the world's largest silicon wafer manufacturers. We believe SIMOX-SOI has significant inherent cost advantages associated with its processing and the end market is beginning to move into applications that should be capable of supporting significantly increased volumes.

    The Company estimates that it has sufficient cash resources to support operations through June 2007 without the receipt of an additional implanter order or the completion of additional financing. This expectation however, is based on the Company's current spending plan and revised order outlook. Additional capital will be required in the near future to fund operations and to finance future growth and research and development programs. The Company expects to implement immediate cost-cutting measures to extend the above date beyond June 2007, and to continue to explore equity offerings and other forms of financing in the near term.

    About Ibis Technology

    Ibis Technology Corporation is the leading provider of oxygen implanters for the production of SIMOX-SOI (Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. The company is also the world's leading producer of SIMOX-SOI wafers. Headquartered in Danvers, Massachusetts, the company maintains an office in Aptos, California, as well. Ibis Technology is traded on the Nasdaq National Market under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on Ibis' web site at www.ibis.com.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    This release contains express or implied forward-looking statements regarding, among other things, (i) the adequacy of the Company's cash resources for continuing and future operations and the Company's ability to conduct its operations in a manner consistent with its current plan and existing capital resources or otherwise to obtain additional implanter orders or to secure financing to continue as a going concern, (ii) the timing of future orders for its implanters, if any, from SUMCO or others, (iii) customer interest in and demand for, and market acceptance of, the Company's SIMOX-SOI technology, (iv) SUMCO's ramping to production quantities on the i2000 implanters (v) the Company's belief that wafer manufacturers will become the primary suppliers of SIMOX-SOI wafers to the chipmaking industry, (vi) the Company's plan to focus on supplying implanters to wafer manufacturers, and (vii) the adoption rate of SOI technology. Such statements are neither promises nor guarantees, but rather are subject to risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, cessation as a going concern due to the depletion of the Company's cash reserves at an unanticipated rate combined with an inability to obtain customer orders or to secure financing, future continued migration to SOI technology and market acceptance of SIMOX, the level of demand for the Company's products, the Company's ability to pursue and maintain further strategic relationships, partnerships and alliances with third parties, the Company's ability to protect its proprietary technology, the potential trends in the semiconductor industry generally, the ease with which an i2000 can be installed and qualified in fabrication facilities, the likelihood that implanters, if ordered, will be qualified and accepted by customers without substantial delay, modification, or cancellation, in whole or in part, the likelihood and timing of revenue recognition on such transactions, the impact of competitive products, technologies and pricing, the impact of rapidly changing technology, the possibility of further asset impairment and resulting charges, equipment capacity and supply constraints or difficulties, the Company's limited history in selling implanters, general economic conditions, and other risks and uncertainties described in the Company's Securities and Exchange Commission filings from time to time, including but not limited to, the Company's Annual Report on Form 10-K for the year ended December 31, 2005. All information set forth in this press release is as of December 19, 2006, and Ibis undertakes no duty to update this information unless required by law.


    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer